UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LML PAYMENT SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Yukon Territory	7389
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)

1680-1140 West Pender Street
###-##-####	Vancouver, British Columbia Canada V6E 4G1
(I.R.S. Employer Identification No.)	(Address of principal executive offices)

Registrant’s Telephone Number, Including Area Code: (604) 689-4440

LML PAYMENT SYSTEMS INC.
1680 – 1140 West Pender St.
Vancouver, British Columbia Canada V6E 4G1
Tel: 604-689-4440
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional common stock for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]	Non-accelerated Filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class Of Securities To Be Registered	Amount to be Registered(1)	Offering Price per Share		Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value, currently outstanding	4,000,000	$2.68	(2)	$10,720,000	$421.30
Common Stock, no par value, underlying Warrants	400,000	$3.40	(3)	$1,360,000	$53.45

Total	4,400,000			$12,080,000	$474.75

(1)
In accordance with Rule 416(a) of the Securities Act of 1933, the Registrant also hereby registers an indeterminate number of shares that may be issued and resold pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee based on the average of the high and low prices of the Common Stock on the Nasdaq Capital Market on June 30, 2008 pursuant to Rule 457(c) of the Securities Act of 1933.

(3)
Estimated solely for purposes of calculating the registration fee based on the maximum price at which the warrants may be exercised over the terms of the warrants, pursuant to Rule 457(g) of the Securities Act of 1933.

The registrant hereby amends this Registration Statement on such date or dates as may by necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this Prospectus is not complete and may be changed.  The selling stockholders may not sell their shares until the Registration Statement filed with the Securities and Exchange Commission becomes effective.  This Prospectus is not an offer to sell shares and it is not soliciting an offer to buy shares in any state where the offer or sale is not permitted.

(Subject to completion, dated July 2, 2008)

PROSPECTUS

4,400,000 Shares

LML PAYMENT SYSTEMS INC.

Common Stock

This Prospectus relates solely to the resale by the selling stockholders described on page 11 of this Prospectus (including their pledgees, assignees or other successors-in-interest), of up to 4,400,000 shares of our common stock  comprised of (i) 4,000,000 shares of our common stock that a selling stockholder acquired in a private placement transaction pursuant to a securities purchase agreement dated as of March 26, 2008 and (ii) up to 400,000 additional shares of our common stock issuable upon exercise of common share purchase warrants that we issued to another selling stockholder, in connection with that transaction.  The warrants are exercisable at a price of $3.40 per share and are exercisable for a period of five years from the Closing Date. We have agreed to bear all of the expenses incurred in connection with the registration of these shares.  The selling stockholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the shares.

The selling stockholders may offer the shares from time to time through public or private transactions at prevailing market prices or at privately negotiated prices or through any other means described under the heading “Plan of Distribution” beginning on page 12.  The selling stockholders may elect to sell all, or a portion of, or none of the shares of common stock being offered hereby.  No underwriter or any other person has been engaged to facilitate the sale of securities in this offering

We are not selling any shares of common stock in this offering and, therefore, we will not receive any of the proceeds from the sale of the shares by the selling stockholders.  Upon exercise of the warrants by the payment of cash, however, we will receive aggregate proceeds of $1,360,000, which is based on an exercise price of $3.40 per share.

Our common stock is traded on The NASDAQ Stock Market’s Capital Market, which is the principal market for our common stock, and trades under the symbol "LMLP".  On June 27, 2008, the last reported sale price of our common stock on The NASDAQ Stock Market’s Capital Market was $2.74 per share.

This investment involves a high degree of risk.  You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 3 of this Prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is             , 2008

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this Prospectus or any Prospectus supplement.  We and the selling stockholders have not authorized anyone else to provide you with different information.  You should not assume that the information in this Prospectus or any Prospectus supplement is accurate as of any date other than the date on the front page of those documents.  Our business, financial condition, results of operations and prospects may have changed since that date.

This Prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

i

PROSPECTUS SUMMARY

Unlesss the context otherwise requires, references in this Prospectus to the “Company”,  the "Corporation", “LML,” “we,” “us” or “our” refer to LML Payment Systems Inc. and its direct and indirect subsidiaries. LML Payment Systems Inc.’s subsidiaries areBeanstream Internet Commerce, Inc., LML Corp., Legacy Promotions Inc., and LHTW Properties, Inc LML Corp’s subsidiaries are LML Patent Corp., and LML Payment Systems Corp.   Unless otherwise specified herein, all references herein to “$” are to United States (“U.S.”) Dollars.  From time to time the Company has made and may continue to make written or oral “forward-looking statements” including those contained in this Prospectus. These forward-looking statements represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements including those factors identified below in “Risk Factors”.

This Prospectus summary highlights selected information contained elsewhere in this Prospectus.  You should read the following summary together with the more detailed information regarding our company and the shares of common stock being sold in this offering, which information appears elsewhere in this Prospectus.

The Company

We are a leading provider of electronic payment and risk management and authentication services primarily to businesses and organizations who use the Internet to receive or send payments.

We link merchants selling products or services to customers wanting to buy them and financial institutions who allow the transfer of payments to occur.  We have partnership arrangements and certified connections to financial institutions, payment processors and other payment service providers in order to enable our customers to safely and reliably conduct e-commerce.  We provide our electronic payment, authentication and risk management services to over 6,000 businesses and organizations in Canada and the United States.

Our payment services allow our customers to accept or process a wide array of payments including credit cards, debit cards, electronic fund transfers and ACH transactions.  We process Mastercard, VISA, American Express, Diners, JCB, Discover cards on behalf of the majority of Canadian and American merchant account acquirers.  We also offer leading risk management solutions to both online and brick and mortar customers who wish to use the Internet as a cost effective means of communicating with their own bank or credit reporting agency.

On June 30, 2007, we acquired Beanstream Internet Commerce Inc., a leading provider of Internet-based electronic payment, risk management and authentication services to businesses and organizations in Canada and the United States.  We believe the acquisition was complementary to our existing payment processing business.  The transaction was a cash, stock and debt transaction valued at $22 million.

We operate three separate lines of business: transaction payment processing, intellectual property licensing and check processing/software licensing. Our transaction payment processing services consist predominantly of Internet-based services, while our check processing services involve predominantly traditional and electronic check processing and recovery services that do not utilize the Internet.  With the completion of our 2007 acquisition of Beanstream (which had a strong Internet-based product and service offering), we expect that our transaction payment processing services will be our principal line of business for the foreseeable future, while our other lines of business (including the electronic check processing services that we have historically relied on for a significant source of revenue) will become less important to our overall service offerings and less significant to the financial performance of our company.

LML was originally incorporated under the laws of the Province of British Columbia, Canada, as a “specially limited company” on January 24, 1974. In October 1997, after receipt of shareholder approval, our directors elected to change our governing corporate jurisdiction to the Yukon Territory, which change became effective in November 1997.  Under the Yukon Business Corporations Act, we are a corporation that enjoys limited liability for its shareholders, is governed by its Board of Directors and generally has the powers and capacity attributable to a corporation.

The Offering

Securities offered	4,400,000 shares, consisting of 4,000,000 shares currently issued and outstanding and 400,000 shares underlying outstanding warrants.

Common stock authorized	100,000,000 shares.

Common stock outstanding	26,341,832 shares as of June 30, 2008

Terms of the Offering	The selling stockholders will determine when and how they will sell the common stock offered in this Prospectus

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholders.

NASDAQ Capital Market symbol	LMLP

Risk factors	The offering involves a high degree of risk. Please refer to “Risk Factors” beginning on page 3 for a description of the risk factors you should consider.

Unless otherwise indicated, the share information in this Prospectus is based on 26,341,832 shares of common stock outstanding as of June 30, 2008.  This number excludes the 400,000 shares subject to outstanding warrants and 4,207,500 shares subject to options granted as of June 30, 2008 but not yet exercised, with exercise prices ranging from $2.95 to $6.25 per share.

Private Placement and Warrants

On March 26, 2008 (the “Closing Date”), we entered into a definitive Securities Purchase Agreement (the “Securities Purchase Agreement”) with Millennium Partners, L.P., an institutional investor organized under the laws of the Cayman Islands (the “Purchaser”).  Under the Securities Purchase Agreement, LML and the Purchaser completed a private placement transaction pursuant to which the Purchaser acquired 4,000,000 common shares, without par value (the “Common Stock”), of LML for an aggregate purchase price (the “Purchase Price”) of $7,200,000, or $1.80 per share.  See “Selling Stockholders” beginning on page 11 for more information with respect to the Purchaser as well as “Transaction with Millennium Partners, L.P.” beginning on page 11.

We also entered into a Registration Rights Agreement on the Closing Date with the Purchaser pursuant to which we agreed that we would prepare and file a Registration Statement with the Securities and Exchange Commission covering the resale of the Common Stock sold to the Purchaser.

If we fail to file the Registration Statement by the Filing Deadline or if the Registration Statement fails to be declared effective by the SEC within a certain time period after filing (each, an “Event”), then we have agreed to pay the Purchaser liquidated damages up to a maximum of six percent (6%) of the aggregate Purchase Price paid by the Purchaser pursuant to the Securities Purchase Agreement.  The Registration Statement also grants “piggyback” registration rights to the Purchaser.

Ladenburg Thalmann & Co. Inc. acted as our placement agent and financial advisor in connection with the Transaction (the “Placement Agent”).  In consideration thereof, we paid the Placement Agent a placement fee in the amount $468,000 and issued warrants to the Placement Agent to acquire 400,000 shares of our Common Stock (the “Warrants”).  The Warrants are exercisable at a price of $3.40 per share and are exercisable for a period of five years from the Closing Date.

We issued the Common Stock and the Warrants to purchase shares of our common stock in reliance on an exemption from regulation pursuant to Rule 506 and Regulation D promulgated under the Securities Act of 1933, as amended.

RISK FACTORS

Introduction

In addition to the normal risks of business, we are subject to significant risks and uncertainties, including those listed below and others described elsewhere in this Registration Statement on Form S-1.  Any of the risks described herein could result in a significant adverse effect on our results of operations and financial condition and could cause our actual results of operations to differ materially from the results contemplated by the forward-looking statements contained in this report.

We have a general history of losses and may not operate profitably in the future.

We have incurred losses for the last five fiscal years. Our net losses and negative cash flow may continue for the foreseeable future. As of March 31, 2008, our accumulated deficit was approximately $34,206,622. We believe that our planned growth and profitability will depend in large part on our ability to expand our client base. Accordingly, we intend to invest in marketing, development of our client base and development of our marketing technology and operating infrastructure. If we are not successful in expanding our client base, it will have a material adverse effect on our financial condition and our ability to continue to operate our business.

Excessive chargeback losses could significantly affect our results of operations and liquidity.

Our agreements with our sponsoring financial institutions and certain payment processors require us to assume and bear the risk of “chargeback” losses.  Under the rules of Visa and MasterCard, when a merchant processor acquires card transactions, it has certain contingent liabilities for the transactions processed.  This contingent liability arises in the event of a billing dispute between the merchant and a cardholder that is ultimately resolved in the cardholder’s favor.  In such a case, the disputed transaction is charged back to the merchant and the disputed amount is credited or otherwise refunded to the cardholder.  If we are unable to collect this amount from the merchant’s account, or if the merchant refuses or is unable to reimburse us for the chargeback due to merchant fraud, insolvency or other reasons, we will bear the loss for the amount of the refund paid to the cardholders.  In addition, if we are unable to recover these chargeback amounts from merchants, having to pay the aggregate of any such amounts could have a material adverse effect on our results of operations and liquidity.

Because a small number of customers have historically accounted for a substantial portion of our revenue, our financial results would be materially adversely affected if we are unable to retain customers.

We have had in the past and may have in the future, a small number of customers that have accounted for a significant portion of our revenue.  During the fiscal year ended March 31, 2008, revenue from and associated with our three largest customers amounted to approximately 47% of total revenue.  Our revenue could materially decline because of a delay in signing agreements with a single customer or the failure to retain an existing customer.

Merchant fraud with respect to Internet-based bankcard and EFT transactions could cause us to incur significant losses.

We significantly rely on the processing revenue derived from bankcard and EFT transactions.  If any merchant or customer were to submit or process unauthorized or fraudulent bankcard or EFT transactions, depending on the dollar amount, we could incur significant losses which could have a material adverse effect on our business and results of operations and liquidity.

Despite systems designed to manage such risk, we cannot guarantee that our systems will prevent fraudulent transactions from being submitted and processed or that the funds set aside to address such activity will be adequate to cover all potential situations that might occur.  We do not have insurance to protect us from these losses.  There is no assurance that any chargeback or processing reserve will be adequate to offset against any unauthorized or fraudulent processing losses that we may incur.  Accordingly, should we experience such fraudulent activity and such losses, our results of operations could be immediately and materially adversely affected.

Our reliance on financial institutions, providers of financial payment networks and payment technology vendors could adversely affect our ability to provide our services to our clients on a timely and cost-efficient basis.

We rely to a substantial extent on third parties to provide access to networks and technology including software, data, systems and services. In some circumstances, we rely on a single supplier or limited group of suppliers.  For example, we require the services of financial institutions and third-party payment processors for access to payment networks.  If any of these processors cease to allow us to access their processing platforms and/or networks, our ability to process credit card, debit card, EFT and ACH payments would be severely impacted and this would, in turn, have a materially adverse impact on our results of operations and liquidity.

If we are unable to protect our intellectual property rights or if others claim that we are infringing on their intellectual property, we could lose any competitive advantage we may have with respect to our intellectual property  or we may be required to incur significant costs with respect to the infringement of the intellectual property rights of others.

We may be unable to successfully assert patent infringement claims against others and could incur significant costs with respect to asserting such claims.  Defending patent infringement claims brought against us could cause us to incur significant costs.  The failure to successfully prosecute our patent infringement claims or defend patent infringement claims brought against us could have a material adverse effect upon our business and our financial results.

We have in the past asserted patent infringement claims against others.  The cost of prosecuting a patent infringement claim against others carries a high degree of uncertainly and is expensive.  While we believe our patents to be valid, if we were to enter future litigation against others regarding the infringement of our patents we face the risk that our patents could ultimately be determined to be invalid or otherwise not infringed by a court, jury or the United States Patent and Trademark Office.  Furthermore, all patents have an expiration date and our patent nos. 5,484,988, 6,164,528, 6,283,366, 6,354,491 and RE40,220, regarding electronic check processing, expire on January 16, 2013.  Failure to prevail in a patent infringement claim against others would have a material adverse impact on our business and our financial results and our stock price.

We could be subject to liability as a result of security breaches, service interruptions by cyber terrorists or fraudulent or illegal use of our services.

Because some of our activities involve the storage and transmission of confidential personal or proprietary information, such as credit card numbers and bank account numbers, and because we are a link in the chain of e-Commerce, we are vulnerable to internal and external security breaches, service interruptions and third-party and employee fraud schemes that could damage our reputation and expose us to a risk of loss or litigation and monetary damages. Our payment services may be susceptible to credit card and other payment fraud schemes, including unauthorized use of credit cards, debit cards or bank account information, identity theft or merchant fraud. We expect that technically sophisticated criminals will continue to attempt to circumvent our anti-fraud systems. If such fraud schemes are successful or otherwise cause merchants, customers or partners to lose confidence in our services in particular, or in Internet systems generally, our business would be materially adversely affected.

Our business may also be susceptible to potentially illegal or improper uses. These uses may include illegal online gambling, fraudulent sales of goods or services, illicit sales of prescription medications or controlled substances, software and other intellectual property piracy, money laundering, bank fraud, child pornography trafficking, prohibited sales of alcoholic beverages and tobacco products and online securities fraud. Despite measures we have taken to detect and lessen the risk of this kind of conduct, we cannot ensure that these measures will succeed.

We believe we are compliant with the Payment Card Industry’s (PCI) Security Standard which incorporates Visa’s Cardholder Information Security Program (CISP) and MasterCard’s Site Data Protection (SDP) standard. However, there is no guarantee that we will maintain such compliance or that compliance will prevent illegal or improper use of our payment system.

Our security measures may not prevent security breaches, service interruptions and fraud schemes and the failure to do so may disrupt our business, damage our reputation and expose us to risk of loss or litigation and possible monetary damages that would materially adversely effect our business, results of operation and financial condition.

Changes to credit card association, debit networks and ACH rules or practices could adversely impact our business.

We do not belong to nor can we directly access the bank card associations. As a result, we must rely on banks and their processing providers to process our credit, debit, EFT and ACH transactions. However, we must comply with the operating rules of the credit card associations and other payment networks such as debit networks and ACH networks. The associations’ member banks and network owners set these rules and the associations and network owners interpret them.  Some of those member banks and network owners compete with us in certain situations.  Visa, MasterCard, American Express, Discover, Interac or the Automated Clearing House could adopt new operating rules or interpretations of existing rules which we might find difficult or even impossible to comply with, resulting in our inability to give customers the option of using credit cards, debit cards, EFT and ACH facilities to fund their payments. If we were unable to provide a gateway for these payment services, our business would be materially and adversely affected.

We and our clients must comply with complex and changing laws and regulations.

Government regulation influences our activities and the activities of our current and prospective clients, as well as our clients’ expectations and needs in relation to our products and services. Businesses that handle consumers’ funds, such as our’s, are subject to numerous state, federal, provincial and international regulations, including those related to banking, credit cards, electronic transactions and communication, escrow, fair credit reporting, privacy of personal information and financial records, internet gambling and others. State, federal and provincial money transmitter regulations and federal and international anti-money laundering and money services business regulations can also apply under some circumstances. The application of many of these laws with regard to electronic commerce is unclear. In addition, it is possible that a number of laws and regulations may be applicable or may be adopted in the future with respect to conducting business over the Internet concerning matters such as taxes, pricing, content and distribution. If applied to us, any of the foregoing rules and regulations could require us to change the way we do business in a way that increases costs or makes our business more complex. In addition, violation of some statutes may result in severe penalties or restrictions on our ability to engage in e-Commerce, which could have a material adverse effect on our business.

Privacy legislation, including the Gramm-Leach-Bliley Act and regulations thereunder, the Personal Information Protection and Electronic Documents Act in Canada, as well as provincial and state laws may also affect the nature and extent of the products or services that we can provide to clients as well as our ability to collect, monitor and disseminate information subject to privacy protection.

Consumer protection laws in the areas of privacy of personal information and credit and financial transactions have been evolving rapidly at the state, federal, provincial and international levels.  As the electronic transmission, processing and storage of financial information regarding consumers continues to grow and develop, it is likely that more stringent consumer protection laws may impose additional burdens on companies involved in such transactions including, without limitation, notification of unauthorized disclosure of personal information of individuals.  Uncertainty and new laws and regulations, as well as the application of existing laws, could limit our ability to operate in our markets, expose us to compliance costs, fines, penalties and substantial liability, and result in costly and time-consuming litigation.  We have in the past collected personal data about consumers for use in our check authorization products, which has given rise to litigation involving our corporation.

Furthermore, the growth and development of the market for e-Commerce may prompt more stringent consumer protection laws that may impose additional regulatory burdens on companies that provide services to online businesses. The adoption of additional laws or regulations, or taxation requirements may affect the ability to offer, or cost effectiveness of offering, goods or services online, which could, in turn, decrease the demand for our products and services and increase our cost of doing business.

The Canadian Securities Administrators in Canada and the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. in the United States, have also enacted regulations affecting our corporate governance, securities disclosure and compliance practices. We expect these regulations to increase our compliance costs and require additional time and attention. If we fail to comply with any of these regulations, we could be subject to legal actions by regulatory authorities or private parties.

Our business is highly dependent on the efficient and uninterrupted operation of our computer network systems and data centers, and any disruption or material breach of security of our systems could materially harm our business.

Our ability to provide reliable service largely depends on the efficient and uninterrupted operation of our computer network systems and data centers. Any significant interruptions or security or privacy breaches in our facilities, computer networks, firewalls and databases could harm our business and reputation, result in a loss of customers or cause inquiries and fines or penalties from regulatory or governmental authorities. Our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry or physical break-ins, computer viruses and hackers. The measures we have enacted, such as the implementation of security access and disaster recovery plans, may not be successful and we may experience problems other than system failures. We may also experience software defects, development delays and installation difficulties, which would harm our business and reputation and expose us to potential liability and increased operating expenses.

Our business may be harmed by errors in our software.

The software that we develop and use in providing our transaction payment processing is extremely complex and contains thousands of lines of computer code. Complex software systems such as ours are susceptible to errors. We believe our software design, development and testing processes are adequate to detect errors in our software prior to its release. Because of the complexity of our systems and the large volume of transactions we process on a daily basis, it is possible that we may not detect software errors until after they have affected a significant number of transactions. Software errors can have the effect of causing merchants, customers or partners who utilize our products and services to fail to comply with their intended business policies, or to fail to comply with legal, credit card, debit card and banking requirements, such as those under the Fair Credit Reporting Act, Gramm-Leach-Bliley Act, NACHA rules, MasterCard’s Site Data Protection (SDP) Standard, Visa’s Cardholder Information Security Program (CISP) and Payment Card Industry’s (PCI) Data Security Standard.

Our future revenues may be uncertain because of reliance on third parties for marketing and distribution.

We distribute our service offerings primarily through third party sales distribution partners and our revenues are derived predominantly through these relationships.

We intend to continue to market and distribute our current and future products and services through existing and other relationships both in and outside of Canada. There are no minimum purchase obligations applicable to any existing distributor or other sales and marketing partners and we do not expect to have any guarantees of continuing orders. Failure by our existing and future distributors or other sales and marketing partners to generate significant revenues, our failure to establish additional distribution or sales and marketing alliances, changes in the industry that render third party distribution networks obsolete, termination of relationships with significant distributors or marketing partners would have a material adverse effect on our business, operating results and financial condition. In addition, we may be required to pay higher commission rates in order to maintain loyalty among our third-party distribution partners, which may have a material adverse impact on our profitability.

We may require additional capital, which may not be available on commercially reasonable terms, or at all. Capital raised through the sale or issuance of equity securities may result in dilution to our shareholders. Failure to obtain such additional capital could have a materially adverse impact on our business development.

Our future business activities, the development or acquisition of new or enhanced products and services, the acquisition of additional computer and network equipment, the costs of compliance with government regulations and future expansions including acquisitions will require us to make significant capital expenditures. If our available cash resources prove to be insufficient, because of unanticipated expenses, previous acquisitions, revenue shortfalls or otherwise, we may need to seek additional financing or curtail our expansion activities. If we obtain equity financing for any reason, our existing shareholders may experience dilution in their investments. If we obtain debt financing, our business could become subject to restrictions that affect our operations or increase the level of risk in our business. It is also possible that, if we need additional financing, we will not be able to obtain it on acceptable terms, or at all.

Our ability to expand through acquisitions involves risks and may not be successful.

As part of our growth strategy, we have made business acquisitions in recent years and we expect to be an active business acquirer in the future.  We anticipate that we will seek to acquire complementary businesses, products and services in the future.  The acquisition and integration of businesses involves a number of risks and challenges, including:

•	Maintaining the acquired business’ customer relationships;
•
Demonstrating to the customers of the acquired business that the acquisition has not resulted in changes that would adversely impact the ability of the acquired business to address the needs of its customers;

•	The operations, technology and personnel of an acquired business may be difficult to integrate;
•	An acquired business may not achieve anticipated revenues, earnings or cash flow;
•	The allocation of management resources to complete a business acquisition may divert management resources from our business and disrupt our day-to-day operations.

There can be no assurance that we will be able to fully integrate all aspects of an acquired business successfully or fully realize the potential benefits of any business combination and our failure to successfully integrate acquired businesses may have a material adverse effect on our financial results and stock price.

Currency exchange rate fluctuations could adversely affect our financial results, which may have an adverse impact on our business, results of operations and financial condition as well as the value of our foreign assets.

Fluctuations in foreign currency exchange rates may have an adverse impact on our business, results of operations and financial condition, as well as the value of our foreign assets, which, in turn, may adversely affect reported earnings or losses and the comparability of period-to-period results of operations, with the exception of our newly acquired subsidiary Beanstream.  The U.S. dollar is the functional currency of our operations since substantially all of our operations are conducted in U.S. currency.  As a result, when we are paying any obligation that is denominated in a foreign currency (including, for example, the Beanstream promissory notes which are denominated in Canadian dollars), we must generate the equivalent amount of cash in U.S dollars that, when exchanged at the then-prevailing applicable foreign currency exchange rate, will equal the amount of the obligation to be paid (which means that we may pay more U.S. dollars than initially anticipated if the foreign currency strengthens against the U.S. dollar between the time we incur the obligation and the time we are required to pay the obligation).  Given recent and unexpected fluctuations in the U.S./Canadian currency exchange rate, the amount owing on the Beanstream promissory notes has increased as of March 31, 2008 from approximately U.S. $4,975,000 to approximately U.S. $5,167,000.  Changes in the U.S./Canadian currency exchange rate could have a significant adverse impact on our current liquidity and capital resources and could also have a material adverse impact on our profitability and results of operations.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are required to certify and report on our compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered chartered accounting firm addressing these assessments. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. In order to achieve effective internal controls we may need to enhance our accounting systems or processes which could increase our cost of doing business. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business, financial results and stock price.

We have historically experienced fluctuations in our operating results and expect these fluctuations to continue in future periods, which may result in volatility in our stock price.

Our operating results may fluctuate in the future based upon a number of factors, many of which are not within our control. Our revenue model is based largely on recurring revenues, billed monthly, predominately derived from growth in customers and the numbers of transactions processed within a monthly billing period. The number of transactions processed is affected by many factors, several of which are beyond our control, including general consumer trends and holiday shopping in the fourth quarter of the year.

Our operating results may also fluctuate in the future due to a variety of other factors, including the timing and extent of restructuring, and impairment and other charges that may occur in a given fiscal year, the final disposition of any patent litigation and new changes in accounting rules, such as the requirement to record stock-based compensation expense for employee stock option grants made at fair market value. As a result of these factors, we believe that our fiscal year results are not predictable with any significant degree of certainty, and year-to-year comparisons of our results of operations are not necessarily meaningful. You should not rely on our fiscal year results of operations to predict our future performance.

If our operating results fall below the expectations of investors or public market analysts, the price of our common stock could fall dramatically. Our common stock price could also fall dramatically if investors or public market analysts reduce their estimates of our future quarterly operating results, whether as a result of information we disclose, or based on industry, market or economic trends, or other factors.

We face competition from a broad and increasing range of vendors which could reduce or eliminate demand for our products and services.

The market for products and services offered to participants in online transactions is highly competitive and is characterized by rapid technological change, evolving industry standards, merchant requirements, pricing competition, rapid rates of product obsolescence, and rapid rates of new product introduction. This market is fragmented and a number of companies offer one or more products or services competitive with ours. We face competition from several providers of online payment processing services, including CyberSource Corporation, Plug & Pay Technologies, Inc., Verisign/PayPal, Inc., Google, Inc. and LinkPoint International, Inc., a subsidiary of First Data Corporation as well as financial services companies, credit card and payment processing companies.  We anticipate continued growth and the formation of new alliances in the market in which we compete, which will result in the entrance of new or the creation of bigger competitors in the future.

Because competitors can penetrate one or more of our markets, we anticipate additional competition from other established and new companies.  In addition, competition may intensify as competitors establish cooperative relationships among themselves or alliances with others.

Many of our current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than we do.  As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in client requirements, or may be able to devote greater resources to the promotion and sale of their products and services.  In addition, in order to meet client requirements, we must often work cooperatively with companies that are, in other circumstances, competitors.  The need for us to work cooperatively with such companies may limit our ability to compete aggressively with those companies in other circumstances. If  we  lose  customers,  our  business operations may be materially adversely  affected,  which  could cause us to cease our business or curtail our business  to  a point where we are no longer able to generate sufficient revenue to  fund  operations.

The demand for many of our products and services could be negatively affected by reduced growth of e-Commerce, delays in the development of the Internet infrastructure, a general economic slowdown or any other event causing a material slowing of consumer spending.

A significant portion of our revenue is derived from transaction processing fees. Any changes in economic factors that adversely affect consumer spending and related consumer debt, or a reduction in check writing or credit and debit card usage, could reduce the volume of transactions that we process, and have a materially adverse effect on our business, financial condition and results of operations. We depend on the growing use and acceptance of the Internet by merchants and customers in Canada and the United States as a means to grow our business. We cannot be certain that acceptance and use of the Internet will continue to grow or that a sufficiently broad base of merchants and consumers will adopt, and continue to use, the Internet as a medium of commerce.

It is also possible that continued growth in the number of Internet users and the use of the Internet generally, may overwhelm the existing Internet infrastructure. Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity could also have a detrimental effect on the Internet and correspondingly on our business. These factors would adversely affect usage of the Internet, and lower demand for our products and services.

If we do not continue to enhance our existing products and services and develop or acquire new ones, we will not be able to compete effectively.

As part of our business strategy, we are seeking to further penetrate into the transaction payment processing market and to expand our business into new markets or markets that are complementary to our existing transaction payment processing segment operations. If we are not able to successfully expand our penetration into the existing transaction payment processing market or into new or complementary markets, our financial results and future prospects may be harmed. Our ability to increase market penetration and enter new or complementary markets depends on a number of factors, including growth in our existing and targeted markets, our ability to provide products and services to address the needs of those markets and competition in those markets.

The industries in which we do business or intend to do business have been changing rapidly as a result of increasing competition, technological advances, changing consumer payment habits, regulatory changes and evolving industry practices and standards, and we expect these changes will continue.  Current and potential clients have also experienced significant changes as the result of competition and economic conditions. In addition, the business practices and technical requirements of our clients are subject to changes that may require modifications to our products and services. In order to remain competitive and successfully address the evolving needs of our clients, we must commit a significant portion of our resources to:

•	identify and anticipate emerging technological and market trends affecting the markets in which we do business;
•	enhance our current products and services in order to increase their functionality, features and cost-effectiveness to clients that are seeking to control costs and to meet regulatory requirements;
•	develop or acquire new products and services that meet emerging client needs, such as products and services for the online market;
•	modify our products and services in response to changing business practices and technical requirements of our clients, as well as to new regulatory requirements;
•	integrate our current and future products with third-party products; and
•	create and maintain interfaces to changing client and third party systems.

We must achieve these goals in a timely and cost-effective manner and successfully market our new and enhanced products and services to clients. There  is  no  assurance  that  our  current products and services  will stay competitive with those of our competitors or that we will be able  to  introduce  new  products  and  services to compete successfully in the future.   If we are unable to expand or appropriately enhance or modify our products and services quickly and efficiently, our business and operating results will be adversely affected.

We may not be able to attract, retain or integrate key personnel, including executive officers, which may prevent us from successfully operating our business.

We may not be able to retain our key personnel or attract other qualified personnel in the future. Our success will depend upon the continued service of key management personnel as well as the skills, experience and efforts of our executive officers. The loss of services of any of the key members of our management team or our failure to attract and retain other key personnel could disrupt operations and have a negative effect on employee productivity and morale and have a material adverse impact upon our financial results. The loss of any of our executive officers could impair our ability to successfully manage our current business or implement our planned business objectives and our future operations may be adversely affected.

Our business depends on the services of skilled software engineers who can develop, maintain and enhance our products, consultants who can undertake complex client projects and sales and marketing personnel. In general, only highly qualified, highly educated personnel have the training and skills necessary to perform these tasks successfully. In order to maintain the competitiveness of our products and services and to meet client requirements, we need to attract, motivate and retain a significant number of software engineers, consultants and sales and marketing personnel. Qualified personnel such as these are in short supply and we face significant competition for these employees, from not only our competitors but also clients and other enterprises. Other employers may offer software engineers, consultants and sales and marketing personnel significantly greater compensation and benefits or more attractive career paths than we are able to offer. Any failure on our part to hire, train and retain a sufficient number of qualified personnel would seriously damage our business.

Consolidation in the industries we serve may adversely affect our ability to sell our products and services.

Mergers, acquisitions and personnel changes at financial institutions, payment processors and payment technology providers including brick and mortar and e-Commerce retailers may adversely affect our business, financial condition and results of operations. The payments industry continues to consolidate and this consolidation could cause us to lose:

•	current and potential customers; and
•
market share if an entity resulting from a combination of our customers determines that it is more efficient to develop in-house products and services similar to ours or to use our competitors’ products and services.

Estimates of future financial results are inherently unreliable.

From time to time, the Corporation and its representatives may make public predictions or forecasts regarding the Corporation’s future results, including estimates regarding future revenues, expense levels, tax rates, acquisition expenses, capital expenditures, earnings or earnings from operations. Any forecast regarding our future performance reflects various assumptions and judgments by management regarding the likelihood that certain possible future events will in fact occur. These assumptions and judgments are subject to significant uncertainties and shifting market dynamics, and, as a matter of course, many of them will prove to be incorrect. Further, events that may seem unlikely or relatively certain at the time a given prediction is made may in fact occur or fail to occur. Many of the factors that can influence the outcome of any prediction or projection are beyond our control. As a result, there can be no assurance that our performance will be consistent with any management forecasts or that the variation from such forecasts will not be material and adverse. Investors are cautioned that any prediction, projection or other forward looking statement made by us should be considered current only as of the date made. Investors are encouraged to utilize the entire available mix of historical and forward-looking information made available by us, and other information relating to our Corporation and our products and services, when evaluating our prospective results of operations.

We May Not Be Able to Successfully Manage Operational Changes.

Over the last several years, our operations have experienced rapid significant growth in some areas and significant restructurings and cutbacks in others. These changes have created significant demands on our executive, operational, development and financial personnel and other resources. If we achieve future growth in our business, or if we are forced to make additional restructurings, we may further strain our management, financial and other resources. Our future operating results will depend on the ability of our officers and key employees to manage changing business conditions and to continue to improve our operational and financial controls and reporting systems. We cannot ensure that we will be able to successfully manage the future changes in our business.

FORWARD- LOOKING STATEMENTS AND INFORMATION

All statements other than statements of historical fact contained in this Prospectus and Registration Statement are forward-looking statements.  Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “estimate,” “intend,”  “project,” “potential” or “expect” or similar statements.  The forward-looking statements were prepared on the basis of certain assumptions which relate, among other things, to the demand for and cost of marketing our services, the volume and total value of transactions processed by merchants utilizing our services, the technological adaptation of electronic check conversion end-users, the renewal of material contracts in our business, our ability to anticipate and respond to technological changes, particularly with respect to financial payments and e-Commerce, in a highly competitive industry characterized by rapid technological change and rapid rates of product obsolescence, our ability to develop and market new product enhancements and new products and services that respond to technological change or evolving industry standards, no unanticipated developments relating to previously disclosed lawsuits against us, and the cost of protecting our intellectual property.  Even if the assumptions on which the forward-looking statements are based prove accurate and appropriate, the actual results of our operations in the future may vary widely due to technological changes, increased competition, new government regulation or intervention in the industry, general economic conditions and other risks described elsewhere in this Prospectus and Registration Statement.  See “Risk Factors”.  Accordingly, the actual results of our operations in the future may vary widely from the forward-looking statements included herein.  All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements in this paragraph.

TRANSACTION WITH MILLENNIUM PARTNERS, L.P.

On March 26, 2008 (the “Closing Date”), we entered into a definitive Securities Purchase Agreement (the “Securities Purchase Agreement”) with Millennium Partners, L.P., an institutional investor organized under the laws of the Cayman Islands (the “Purchaser”).  Under the Securities Purchase Agreement, LML and the Purchaser completed a private placement transaction on the Closing Date (the “Transaction”) pursuant to which the Purchaser acquired 4,000,000 common shares, without par value (the “Common Stock”), of LML for an aggregate purchase price (the “Purchase Price”) of $7,200,000, or $1.80 per share.

We also entered into a Registration Rights Agreement dated the Closing Date with the Purchaser (the “Registration Rights Agreement”).  Under the Registration Rights Agreement, we agreed that by the earlier of (i) the 15th calendar day following the date we file our form 10-K on Edgar for the fiscal year ended March 31, 2008, and (ii) one hundred (100) calendar days after the Closing Date (the “Filing Deadline”), that we would prepare and file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1 (or, if we were then eligible, on Form S-3) covering the resale of the Common Stock sold to the Purchaser.  Once the Registration Statement is declared effective by the SEC, we have agreed to cause the Registration Statement to remain effective for up to six years from the effective date of the Registration Statement, or less if the shares may be freely sold without being subject to the volume restrictions of Rule 144.

If we fail to file the Registration Statement by the Filing Deadline or if the Registration Statement fails to be declared effective by the SEC within a certain time period after filing (each, an “Event”), then we have agreed to pay the Purchaser liquidated damages in cash on each such Event date and on each monthly anniversary of each such Event date until the applicable Event is cured, in an amount equal to 1.0% of the Purchase Price of the Purchaser’s Common Stock then held by the Purchaser.  The maximum aggregate liquidated damages payable to the Purchaser under the Registration Rights Agreement is six percent (6%) of the aggregate Purchase Price paid by the Purchaser pursuant to the Securities Purchase Agreement.  The Registration Statement also grants “piggyback” registration rights to the Purchaser.

Ladenburg Thalmann & Co. Inc. acted as our placement agent and financial advisor in connection with the Transaction (the “Placement Agent”).  In consideration thereof, we paid the Placement Agent on the Closing Date a placement fee in the amount $468,000 (6.5% of the aggregate Purchase Price of the Common Stock sold to the Purchaser) and issued to the Placement Agent warrants to acquire 400,000 shares of our Common Stock (the “Warrants”).  The Warrants are exercisable by the Placement Agent at $3.40 per share and are exercisable for a period of five years from the Closing Date.

We issued the Common Stock and the Warrants to purchase shares of our common stock in reliance on an exemption from registration pursuant to Rule 506 and Regulation D promulgated under the Securities Act of 1933, as amended.

USE OF PROCEEDS

We are not selling any shares of common stock in this offering and, therefore, we will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling security holders, although we may receive proceeds of up to $1,360,000 if all of the warrants are exercised.  We expect to use the proceeds received from the exercise of the warrants, if any, for general corporate purposes.  We will bear all of the expenses incurred in connection with the registration of these shares.  The selling stockholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the shares.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders include 4,000,000 shares of our common stock which were acquired by Millennium Partners, L.P. in a private placement transaction ("Private Placement") pursuant to a Securities Purchase Agreement dated as of March 26, 2008 and up to an aggregate of 400,000 additional shares of our common stock issuable upon exercise of warrants that we issued to  Ladenburg Thalmann & Co. Inc. ("Ladenburg") in connection with the Private Placement.    The Warrants are exercisable at a price of $3.40 per share until March 26, 2013.  See “Transaction with Millennium Partners, L.P.”

None of the selling stockholders had or have any position, office or other material relationship with our Company or any of its affiliates within the past three years, other than as a result of the ownership of the securities, except that the Company engaged Ladenburg, a registered broker-dealer, to act as placement agent in connection with the Private Placement.

Millennium Partners, L.P. has indicated to us that it is an affiliate of Millenco LLC, which is a registered  broker-dealer, and other registered broker-dealers.  Millennium Partners, L.P. has indicated to us that it purchased shares of common stock being registered hereunder in the ordinary course of business, and at the time of such purchase had no agreements or understanding, directly or indirectly, with any person to distribute the shares of common stock.

The following table sets forth information known to us with respect to: (i) the beneficial ownership of our common stock by the selling stockholders; (ii) the number of shares and percentage of our common stock offered hereby and (iii) the number of shares and percentage of outstanding common stock to be owned after completion of this offering.  This information is based on the assumptions that: (i) all warrants (400,000 in total) have been fully exercised, and (ii) all of the shares to be offered hereby are sold.

The selling stockholders may, from time to time, sell some, all or none of their shares of our common stock offered by this Prospectus and we are unable to determine the exact number of shares that will actually be sold.  We do not know how long the selling stockholders will hold the shares of our common stock before selling them and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares of our common stock offered hereby.  The information in the table below is current only as of the date of this Prospectus.

	Shares of common stock beneficially owned before the offering			Shares of common stock beneficially owned after the offering
Selling Stockholders	Number	Percentage	Number of shares being offered	Number	Percentage

Millennium Partners, L.P. (1)	4,000,000	15.2%	4,000,000	0	*
Ladenburg Thalmann & Co. Inc. (2)	400,000(3)	1.5%(4)	400,000	0	*

*	Less than 1%

(1)
Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the managing partner of Millennium Partners, L.P., and consequently, may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P.   Israel A. Englander (“Mr. Englander”) is the managing member of Millennium Management.  As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management.

(2)
Ladenburg Thalmann & Co. Inc. is a wholly-owned subsidiary of Ladenburg Thalmann Financial Services Inc. ("LTFS"), a publicly-traded company.  Accordingly, LTFS may be deemed to have voting and dispositive power over the securities held by Ladenburg Thalmann & Co. Inc.

(3)	Represents the aggregate number of shares Ladenburg may acquire upon the exercise of a warrant to purchase 400,000 shares of our common stock.

(4)
Based on 26,341,832 shares of common stock issued and outstanding as of June 30, 2008. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of June 30, 2008, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

PLAN OF DISTRIBUTION

Each selling stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may act as principal or through one or more underwriters, brokers, dealers or resellers and may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales after the effective date of the Registration Statement of which this Prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this Prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may, if permitted, enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Stockholders may, if permitted, from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, assignee or other successor in interest as a Selling Stockholder under this Prospectus.

The Selling Stockholders also may, if permitted, transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus and may sell the shares of common stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, assignee or other successor in interest as a selling stockholder under this Prospectus.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the Prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale of shares by the Selling Stockholders.

Under applicable rules and regulations under the Securities and Exchange Act of 1934 (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  We have advised each Selling Stockholder that it may not use shares registered under this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Securities and Exchange Commission.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person.  We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

As of June 30, 2008, the total authorized and issued capital stock of LML Payment Systems Inc. consisted of the following shares:

Type of Shares	Number of Shares Authorized	Number of Shares Issued

Class A Preferred Shares, par value Cdn.$1.00	150,000,000	-
Class B Preferred Shares, par value Cdn.$1.00	150,000,000	-
Common shares, no par value	100,000,000	26,341,832

Share Rights and Restrictions of LML Payment Systems Inc.'s common shares

Common Shares

The holders of Common Shares are entitled:

(a)	to vote at all meetings of shareholders of LML Payment Systems Inc. except meetings at which only holders of a specified class of shares are entitled to vote;
(b)	to receive, subject to the rights of the holders of another class of shares, any dividend declared by LML Payment Systems Inc.; and
(c)
to receive, subject to the rights of the holders of another class of shares, the remaining property of LML Payment Systems Inc. on the liquidation, dissolution or winding up of LML, whether voluntary or involuntary.

Class A Preferred Shares Issuable in Series

The Class A Preferred Shares of the registrant have the rights and are subject to the restrictions, conditions and limitations as follows:

(a)	LML Payment Systems Inc. may issue Class A Preferred Shares in one or more series;
(b)
the board of directors of LML Payment Systems Inc. may, by resolution, authorize Articles of Amendment of the registrant fixing the number of shares in, and determining the designation of the shares of, each series of Class A Preferred Shares; and

(c)
the board of directors of LML Payment Systems Inc. may, by resolution, authorize Articles of Amendment of the registrant creating, defining and attaching special rights and restrictions to the shares of each series.

Class B Preferred Shares Issuable in Series

The Class B Preferred Shares of LML Payment Systems Inc. shall have the rights and shall be subject to the restrictions, conditions and limitations as follows:

(a)	LML Payment Systems Inc. may issue Class B Preferred Shares in one or more series;
(b)
the board of directors of LML Payment Systems Inc. may by resolution authorize Articles of Amendment of LML Payment Systems Inc. fixing the number of shares in, and determining the designation of the shares of, each series of Class B Preferred Shares; and

(c)
the board of directors of LML Payment Systems Inc. may by resolution authorize Articles of Amendment of LML Payment Systems Inc. creating, defining and attaching special rights and restrictions to the shares of each series.

Dividend Policy

The Corporation has not paid any dividends on the Common Shares in the past and has no current plan to pay dividends on Common Shares in the future.  The Corporation intends to devote all funds to the operation of its businesses.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The financial statements of our Corporation for the fiscal years ended 2008, 2007 and 2006 have been audited by Grant Thornton LLP, Chartered Accountants and are incorporated by reference into the Registration Statement and Prospectus.  To the extent and for the period set forth in their report, these financial statements are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Clark Wilson LLP, of 800-885 W Georgia Street, Vancouver, British Columbia, Canada, our independent legal counsel, has provided an opinion on the validity of the shares of our Common Stock that are the subject of this Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission.  You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC also maintains a website, the address of which is www.sec.gov.  That site also contains our annual, quarterly and current reports, proxy statements, information statements and other information.

We have filed this Prospectus with the SEC as part of a Registration Statement on Form S-1 under the Securities Act.  This Prospectus does not contain all of the information set forth in the Registration Statement because some parts of the Registration Statement are omitted in accordance with the rules and regulations of the SEC.  You can obtain a copy of the Registration Statement from the SEC at the address listed above or from the SEC’s website.

We also maintain a website at www. lmlpayment.com, through which you can access our SEC filings.  The information set forth on our website is not part of this Prospectus.

INCORPORATION BY REFERENCE OF IMPORTANT INFORMATION REGARDING LML

The U.S. Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information we incorporate by reference is an important part of this Prospectus, and later information that we file with the SEC will automatically update and supersede some of this information.  We incorporate by reference the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the effectiveness of the Registration Statement.  The following documents filed with the SEC are hereby incorporated by reference in this Prospectus:

•	Our Annual Report on Form 10-K for the year ended March 31, 2008, filed with the SEC on June 19, 2008, (File No. 0-13959).
•	Our Current Report on Form 8-K filed with the SEC on April 1, 2008;
•	Our Current Report on Form 8-K filed with the SEC on April 2, 2008;
•	Our Current Report on Form 8-K filed with the SEC on April 14, 2008;
•	Our Current Report on Form 8-K filed with the SEC on June 17, 2008;
•	Our Current Report on Form 8-K filed with the SEC on June 20, 2008; and
•	Our Definitive Proxy Statement pursuant to Section 14(a) of the Exchange Act, filed with the SEC on June 30, 2008 (File No. 0-13959).

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the reports or documents that have been incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to Carolyn Gaines, Corporate Secretary, at the following address:

LML Payment Systems Inc.
Attn:  Carolyn Gaines, Corporate Secretary
1140 West Pender Street
Suite 1680
Vancouver,  BC   V6E 4G1
(604) 689-4440
carolyn@lmlpayment.com

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.  Any statement so modified or superseded will not be deemed a part of this Prospectus except as so modified or superseded.

There have been no material changes in our affairs since our fiscal year ended March 31, 2008, except as disclosed in our filings with the SEC that we have incorporated herein by reference.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide we shall indemnify any director, officer, employee or agent of our company, or any person serving in any such capacity of any other entity or enterprise at our request, against any and all legal expenses, including attorney’s fees, claims and or liabilities arising out of any action, suit or proceeding, except an action by or in the right of our company. We may, but are not required, to indemnify any person where such person acted in good faith and in a manner reasonably believed to be or not opposed to the best interests of our Corporation and, with respect to any criminal action or proceeding, where there was not reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order or settlement or conviction, shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of our Corporation, and that, with respect to any criminal action or proceeding, there was reasonable cause to believe that the conduct was unlawful.

Indemnification will be made by us only when authorized in the specific case and upon a determination that indemnification is proper by (i) the stockholders, (ii) a majority vote of a quorum of the board of directors, consisting of directors who were not parties to the action, suit or proceeding, or (iii) independent legal counsel in a written legal opinion, if a quorum of disinterested directors so orders or if a quorum of disinterested directors cannot be obtained.

Expenses incurred in defending any action, suit or proceeding may be paid by our company in advance of the final disposition, when authorized by our board of directors, upon receipt of any undertaking by or on behalf of the person defending to repay such advances if indemnification is not ultimately available under the indemnification provisions of our By-laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our Corporation under Yukon law or otherwise, our Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LML PAYMENT SYSTEMS INC.

4,400,000 Shares of Common Stock

PROSPECTUS

_______________________, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.                      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the Selling Stockholders. All of the amounts shown are estimates.

SEC registration fees	$475
Printing and engraving expenses	100
Accounting fees and expenses	5,000
Legal fees and expenses	10,000
Transfer agent and registrar fees	1,000
Miscellaneous	500
Total	$17,075

ITEM 14.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statutes, charter provisions, bylaws, contracts or other arrangements under which a director or officer of the Corporation is insured or indemnified in any manner against liability which such officer or director may incur in such capacity is Section 126 of the Yukon Business Corporations Act (the “Act”) and Section 7.03 through 7.04 of the Corporation’s Bylaws.  Taken together, the statutory and bylaw provisions generally allow the Corporation to indemnify its directors or officers against liability and expenses provided the officer or director seeking indemnity (1) was substantially successful on the merits in the defense of the action or proceeding, (2) (a) acted honestly and in good faith with a view to the best interest of the Corporation and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the officer or director had reasonable grounds for believing the conduct was lawful, and (3) is fairly and reasonably entitled to indemnity.

Section 126 of the Yukon Corporation Act is set forth in its entirety as follows:

126.	(1)
Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a)	he acted honestly and in good faith with a view to the best interests of the corporation, and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

(2)
a corporation may with the approval of the Supreme Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in paragraphs (1)(a) and (b).

(3)
Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a)	was substantially successful on the merits in his defense of the action or proceeding,

(b)	fulfills the conditions set out in paragraphs (1)(a) and (b), and

(c)	is fairly and reasonably entitled to indemnity.

(4)	A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by him

(a)	in his capacity as a director or officer of the corporation, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)
in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the corporation’s request, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5)
A corporation or a person referred to in subsection (1) may apply to the Supreme Court for an order approving an indemnity under this section and the Supreme Court may so order and make any further order it thinks fit.

(6)	On an application under subsection (5), the Supreme Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

Sections 7.02 through 7.04 of the Corporation’s By-laws are set forth in their entirety as follows:

7.02	Limitation of Liability

Subject to the Act, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for the joining in any receipt or act for conformity, or for any loss or damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the money of or belonging to the Corporation shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous act of any person, firm or corporation including any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealing with any moneys, securities or other assets of or belonging to the Corporation or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly and in good faith with a view to the best interests of the Corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

7.03	Indemnity

Subject to the Act, the Corporation shall indemnify a director or officer, a former director or officer, and a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if:

(a)	he acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful.

7.04	Insurance

The Corporation may, subject to and in accordance with the Act, purchase and maintain insurance for the benefit of any director or officer as such against any liability incurred by him.

ITEM 15.                      RECENT SALES OF UNREGISTERED SECURITIES.

On March 26, 2008 (the “Closing Date”), the Corporation entered into a definitive Securities Purchase Agreement (the “Securities Purchase Agreement”) with Millennium Partners, L.P., an institutional investor organized under the laws of the Cayman Islands (the “Purchaser”).  Under the Securities Purchase Agreement, the Corporation and the Purchaser completed a private placement transaction on the Closing Date (the “Transaction”) pursuant to which the Purchaser acquired 4,000,000 common shares, without par value (the “Common Stock”), of LML for an aggregate purchase price (the “Purchase Price”) of $7,200,000, or $1.80 per share.  Ladenburg Thalmann & Co. Inc. acted as the Corporation’s placement agent and financial advisor in connection with the Transaction (the “Placement Agent”).  In consideration thereof, the Corporation paid the Placement Agent on the Closing Date a placement fee in the amount $468,000 (6.5% of the aggregate Purchase Price of the Common Stock sold to the Purchaser) and issued to the Placement Agent warrants to acquire 400,000 shares of the Corporation’s Common Stock (the “Warrants”).  The Warrants are exercisable by the Placement Agent at $3.40 per share and are exercisable for a period of five years from the Closing Date.  The Corporation issued the Common Stock and the Warrants to purchase shares of the Corporation’s Common Stock in reliance on an exemption from registration pursuant to Rule 506 and Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

On June 30, 2007, the Corporation closed the acquisition of all of the outstanding capital stock of Beanstream Internet Commerce Inc. (“Beanstream”).  The acquisition of the outstanding stock of Beanstream was made pursuant to an Arrangement Agreement dated as of April 30, 2007 between the Corporation and Beanstream (the “Arrangement Agreement”).  The purchase price paid by the Corporation at closing to the holders of Beanstream’s common stock (the “Shareholders”) for the outstanding capital stock of Beanstream was $CDN19.5 million, which consisted of (i) $CDN7.6 million in cash paid by the Corporation, (ii) $CDN5.0 million in a two-year promissory note issued by the Corporation, and (iii) $CDN6.9 million (or $US6.1 million based on then-current applicable currency exchange rates) paid by the Corporation through the issuance of 1,963,555 shares of its Common Stock.  The per share price of the Corporation’s Common Stock issued at closing (for purposes of determining how many shares of Common Stock were to be issued) was $US3.123 ($CDN3.503) per share, which (as required by the Arrangement Agreement) was equal to the volume weighted average of the closing price for the purchase of one share of Common Stock as reported on the NASDAQ Stock Exchange during the ten trading days immediately before the execution date of the Arrangement Agreement (which was April 30, 2007).  Such shares of Common Stock were offered and sold by the Corporation in reliance on an exemption from registration available under Section 3(a)(10) and/or Section 4(2) of the Securities Act.

In connection with the closing of the Beanstream transaction, the Corporation also issued 144,933 shares of its Common Stock as a finder’s fee to a British Columbia company retained by the Corporation to assist with identifying potential acquisitions.  The shares were offered and sold by the Corporation in reliance on an exemption from registration available under Section 4(2) of the Securities Act.

ITEM 16.                      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits:

Exhibit Number	Description of Document

2.1
Arrangement Agreement dated as of April 30, 2007, between LML Payment Systems Inc. and Beanstream Internet Commerce Inc. and the schedules thereto (incorporated by reference to Exhibit 2.1 to the Form 8-K dated April 30, 2007 of LML (file No. 0-13959)).

2.2
Amending Agreement between LML Payment Systems Inc. and Beanstream Internet Commerce Inc. dated as of May 24, 2007 (incorporated by reference to Exhibit 99.2 to the Form 8-K dated June 4, 2007 of LML (file No. 0-13959)).

3.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K for the period ended March 31, 2006 of LML (File No. 0-13959)).

3.2	Bylaws of LML, as amended (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q for the period ended September 30, 2007 of LML (File No. 0-13959)).

5.1*	Legal Opinion of Clark Wilson LLP.

10.1
Securities Purchase Agreement dated as of March 26, 2008, between LML Payment Systems Inc. and Millennium Partners, L.P. (incorporated by reference to Exhibit 10.1 to the Form 8-K dated March 26, 2008 of LML (file 0-13959)).

10.2
Registration Rights Agreement dated as of March 26, 2008, between LML Payment Systems Inc. and Millennium Partners, L.P. (incorporated by reference to Exhibit 10.2 to the Form 8-K dated March 26, 2008 of LML (file 0-13959)).

10.3
Warrant dated as of March 26, 2008, between LML Payment Systems Inc. and Ladenburg Thalmann & Co. Inc. (incorporated by reference to Exhibit 10.3 to the Form 8-K dated March 26, 2008 of LML (file 0-13959)).

10.4	Employment agreement between LML Payment Systems Inc. and Patrick H. Gaines dated March 31, 2008 (incorporated by reference to Exhibit 10.1 to the Form 8-K dated March 31, 2008 of LML (file 0-13959)).

10.5	Employment agreement between LML Payment Systems Inc. and Richard R. Schulz dated March 31, 2008 (incorporated by reference to Exhibit 10.2 to the Form 8-K dated March 31, 2008 of LML (file 0-13959)).

10.6	Employment agreement between LML Payment Systems Inc. and Carolyn L. Gaines dated March 31, 2008 (incorporated by reference to Exhibit 10.1 to the Form 8-K dated March 31, 2008 of LML (file 0-13959)).

21*	Subsidiaries of LML.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Clark Wilson LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on signature page to this Registration Statement).

(b)
Financial Statement Schedules.  Schedules not listed above have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes that are incorporated herein by reference.

_______

* filed herewith

ITEM 17.                      UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933 ; and,

(ii)
to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each Prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on 430B or other than Prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or Prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or Prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or Prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on this first day of July, 2008.

LML PAYMENT SYSTEMS INC.

/s/ Patrick H. Gaines
Patrick H. Gaines
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW TO ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Patrick H. Gaines his true and lawful attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-1 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or here substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date

/s/ Patrick H. Gaines	Chairman of the Board, Chief Executive Officer, President and Director	July 1, 2008
Patrick H. Gaines	(Principal Executive Officer)

/s/ Richard R. Schulz	Controller and Chief Accounting Officer	July 1, 2008
Richard R. Schulz	(Principal Financial and Accounting Officer)

/s/ L. William Seidman	Director	July 1, 2008
L. William Seidman

/s/ Jacqueline Pace	Director	July 1, 2008
Jacqueline Pace

/s/ Greg A. MacRae	Director	July 1, 2008
Greg A. MacRae